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CITI TRENDS, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM ADVISORS GP, LLC

MACELLUM SPV III, LP

MACELLUM CAPITAL MANAGEMENT, LLC

MACELLUM MANAGEMENT, LP

MCM MANAGEMENT, LLC

MCM MANAGERS, LLC

JONATHAN DUSKIN

DYAN JOZWICK

LANA CAIN KRAUTER

PAUL METCALF

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Macellum Advisors GP, LLC, together with its affiliates (collectively, “Macellum”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees to the Board of Directors of Citi Trends, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On March 15, 2017, Macellum issued the following press release:

MACELLUM COMMENTS ON SETTLEMENT DISCUSSIONS WITH CITI TRENDS, INC. AND Q4 2016 EARNINGS REPORT

Notes Citi Trends Refused to Commit to the Appointment of Any New Directors to the Board

Board Was Unwilling to Consider the Resignation of Even One Incumbent Director or the Appointment of a Direct Stockholder Representative

Believes the Board Must Be Reconstituted to Address the Company’s Continued Underperformance

New York, New York (March 15, 2017) -- Macellum SPV III, LP, Macellum Advisors GP, LLC, and certain of their affiliates (collectively, “Macellum”), a large stockholder of Citi Trends, Inc. (NASDAQ: CTRN) (the “Company” or “Citi Trends”), today set the record straight regarding its discussions with the Company to avoid a contested election at the Company’s upcoming annual meeting of stockholders (the “Annual Meeting”). Macellum has nominated four highly qualified nominees for election to the Board at the Annual Meeting - Jonathan Duskin, Dyan Jozwick, Lana Cain Krauter and Paul Metcalf.

What Citi Trends fails to tell you about its “so-called” settlement agreement and discussions to date is:

•	The Board refused to commit to the appointment of any new directors to the Board, including Macellum’s nominees. Rather, the Company would only “consider” the addition of up to two new independent candidates on a best efforts basis and, despite having detailed information on the background and qualifications of Macellum’s nominees, would not agree to appoint any Macellum nominees.
•	The Board was unwilling to consider anything other than an expansion of the Board. Given the Board’s long tenure (an average tenure of over 9 years, excluding Barbara Levy who was added to the Board in August 2016) and the Company’s prolonged underperformance (as detailed in Macellum’s March 9th letter), Macellum is disappointed that the Board was unwilling to substitute new highly qualified independent Directors for those that have not been able to deliver value to stockholders.
•	Despite no assurances that any Macellum nominees would be appointed to the Board, the Company demanded that Macellum agree to a non-market, two year standstill. Macellum was willing to agree to a two year standstill if the Board would commit to the achievement of meaningful performance targets, such as hitting a stock price target, a metric that Macellum believes stockholders care most about. Instead, the Company would only agree to a $40 million Adjusted EBITDA target – a target below the Company’s 2015 Adjusted EBITDA level of $43 million and well below the Company’s historic highs.
•	The Board would not consider the addition of a direct stockholder representative to the Board, Jonathan Duskin, the Principal of Macellum. Macellum believes that having a stockholder representative on the Board is imperative to focusing the Board on enhancing stockholder value. In Macellum’s view, only a stockholder, with capital at risk, will bring a sense of urgency to address the Company’s financial and stock price underperformance.

Macellum also expressed its concern with the Company’s fourth quarter 2016 financial results, noting the following:

-	Quarter-to-date same-store sales declined 7%. Macellum worries that the Company will struggle to sell their winter merchandise with inventories ending Q4 2016 only down 1.7% and will not have enough spring inventory to deliver to their customers as tax refunds are issued.
-	Gross margins deteriorated once again from 38.4% in Q4 2015 to 38.1% in Q4 2016. This was the fourth consecutive quarter that gross margins declined for the Company.
-	Upside to analyst expectations was driven by a lower tax rate as well as a one-time insurance settlement reducing operating expenses, rather than improved operational performance. The Company did not disclose the magnitude of the insurance settlement gain and, while Macellum is encouraged to see a lower tax rate, it certainly does not speak to improved operational performance the Board should be driving.
-	The Ladies business continued to decline. For 2016, same-store sales to this critical customer segment declined 3.5%. Also, while the fourth quarter increased 3%, this was on top of an 8% decline the prior year. Moreover, since 2010, total Ladies same-store sales have declined an estimated 37%.
-	Average unit selling prices (AUS) declined again. AUS declined again by 7% in Q4 2016. In total, the AUS is down 23% since 2010. It seems clear that lower prices are not stimulating sufficient demand.
-	For the year, operating results declined again. Operating income declined to $18.9 million in fiscal 2016 from $24.2 million in fiscal 2015. Earnings per share (EPS) also declined to $0.91 compared to $1.03 in 2015. If the tax rate and share count were the same as the prior year, EPS would have been $0.82 this year.

Macellum has made significant efforts to work constructively with management and the Board to avoid a contested election at the Annual Meeting, including holding back its open letter to stockholders and not publicly announcing its nomination of directors for almost 2 weeks. In response, Macellum believes the Company’s purported settlement offer was designed to give the illusion of change, but would not effectively reconstitute the Board in a manner that optimally benefits stockholders. In light of the Company’s continued underperformance (as noted above), Macellum believes the Board must be refreshed with new, independent directors that will bring much needed accountability, a stockholder perspective and valuable retail, merchandising and strategic experience to the Board.

Investor Contact:

Jonathan Duskin

Macellum Capital Management, LLC

(212)-956-3008

jduskin@macellumcap.com

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311 or (888) 368-0379

info@saratogaproxy.com

A link to Macellum’s March 9th open letter to stockholders can be found here: March 9th Letter

March 9, 2017

Dear Fellow Stockholders:

Macellum Advisors GP, LLC, together with its affiliates (collectively, “Macellum” or “we”), is a large stockholder of Citi Trends, Inc. (“CitiTrends” or the “Company”), beneficially owning approximately 3.92% of the outstanding common stock of the Company. We have substantial experience investing in consumer and retail companies and assisting such companies in improving their long-term financial and stock price performance. Macellum’s historical investments include: Collective Brands, GIII Apparel Group, Hot Topic, Charming Shoppes and Warnaco, among other companies. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all stockholders, as we did with Perry Ellis. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change, including at The Children’s Place and most recently at Christopher & Banks.

We invested in CitiTrends because we believe the Company is an attractive investment opportunity. The Company operates in the off-price apparel retailing segment. It is one of the most successful and fast growing segments in the apparel retail universe. We believe the Company’s unique market positioning gives it protection from declining mall traffic and the incursion from internet retailers. Yet, despite the Company’s positioning, we believe the Company has not taken full advantage of the significant opportunities to increase its profitability. At a time when off-price retailers have taken material share from the rest of the apparel industry, CitiTrends has struggled to deliver results and value to stockholders.

For example, sales productivity and EBIT margins have declined 23% and 475 basis points, respectively, since 2006. In addition, Adjusted EBITDA dollars have declined 25% from its peak in 2010 of $49 million, to an estimated $37 million as of January 30, 2017. The Company’s return on capital has also fallen to 7% as of January 30, 2016, compared to 11% in 2010 and over 20% in 2006. We believe these poor results have caused a significant valuation discount in the Company’s stock price compared to the Company’s retail and off-price peers (as set forth in the chart below). According to 2017 Bloomberg Finance L.P. consensus estimates, CitiTrends trades at 4.2x EBITDA compared to 11.6x, 11.8x, and 10.3x, for Burlington Stores Inc. (“BURL”), Ross Stores, Inc. (“ROST”), and The TJX Companies, Inc. (“TJX”), respectively1.

__________________________

1 Stock prices as of 2/22/17

99 Hudson Street ▪ 5th Floor ▪ New York, NY 10013

Stock Price Performance1

	Mr. Anderson
	Start as Chairman	10 Years	3 Years	2 Years	1 Year
	(5/1/06-2/22/17)	(2/22/07-2/22/17)	(2/21/14-2/22/17)	(2/23/15-2/22/17)	(2/22/16-2/22/17)

CitiTrends	(66%)	(60%)	10%	(33%)	(2%)

S&P 500 Retailing Index (2)	135%	102%	7%	(10%)	5%
S&P 500 Index	81%	62%	29%	12%	23%
Russell 2000 Index	84%	69%	21%	14%	39%

TJX Companies Inc.	539%	433%	27%	12%	5%
Ross Stores Inc.	802%	707%	105%	40%	25%
Burlington Stores Inc.	-	-	246%	62%	58%

Source: Bloomberg Finance L.P.

(1)	Stock prices as of 2/22/17.

(2)	S&P 500 Retailing Index was formed on 6/30/06. CitiTrends performance over a similar time was -58%.

We believe the Company’s Board of Directors (the “Board”) has failed to deliver value to its stockholders and that the vast preponderance of the Company’s underperformance is the result of declining operating metrics, erratic results, poor capital allocation and poor corporate governance. As a result, we believe the time is right for Board change at CitiTrends.

On February 24, 2017, we nominated four highly qualified independent directors for election at the Company’s 2017 annual meeting of stockholders: Jonathan Duskin, Dyan Jozwick, Lana Cain Krauter, and Paul Metcalf. As detailed in their biographies at the end of this letter, each nominee brings specific skill sets and industry experience, as well as a commitment to stockholder interests that we believe is lacking on the Board. This decision comes after several discussions with management and members of the Board in an attempt to work constructively together to effectuate meaningful change on the Board and avoid a contested election at the upcoming annual meeting. To our dismay, the Board was unwilling to agree to appoint any of our nominees to the Board to avoid a contested election, despite their exceptional backgrounds and qualifications. We were particularly disappointed that the Board specifically stipulated they would not even consider adding a stockholder representative to the Board, the Principal of Macellum, Jonathan Duskin. We believe this exemplifies the Board’s lack of interest in stockholder input.

In our view, our discussions with the Company failed due to the Board’s general disregard for stockholder input and a lack of concern for creating stockholder value. We believe that the time has come to elect new independent Directors that are better aligned with stockholders and who will bring a fresh perspective to decision-making at CitiTrends. We believe the addition of new independent Directors will provide stockholders with the highest possible likelihood of a materially higher stock price – a focus that we believe has been lacking at the Company for many years.

Based on our analysis of publicly available information, we believe with the right Board oversight and governance, CitiTrends could more than double its stock price. That target is based on modest same-store sales growth, achieving EBIT margins close to historic levels, future cash generation and an EBITDA multiple closer to its peers. Arguably, the Company could receive even a higher valuation given its smaller size and commensurate opportunity for growth.

The Case for Change: Declining Operating Performance

As shown in the chart below, the Company’s financial results have fallen persistently. Sales per square foot, EBIT dollars and EBIT margins have steadily declined over time.

Sales Productivity and Operating Margins

	2006(3)	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016E	06-16E Delta
Sales per sq. ft	156	151	143	140	137	124	119	113	122	122	121	(36)
% Change	-	(3.5%)	(5.2%)	(1.9%)	(2.5%)	(9.7%)	(3.5%)	(4.9%)	7.4%	(0.0%)	(0.9%)	(23%)

EBIT ($MM)	28	19	23	29	29	(10)	(4)	(0)	13	23	20	(8)m
% of Sales	7.60%	4.27%	4.75%	5.31%	4.62%	(1.51%)	(0.56%)	(0.06%)	1.92%	3.41%	2.85%	(475)bps

Source: Bloomberg Finance L.P.; Company public filings; Macellum estimates.

(3): Adjusted for 53 week.

Changes in Merchandise Strategy

The Company has undergone many changes in their merchandising strategy since 2006, perhaps due to the turnover of management teams and lack of merchandising experience on the Board. Such changes have included, a change in the amount of brands sold, amount of in-season close-out product purchased, the amount of choices of female apparel the Company offers (the Company’s principal customers), amount and type of pack-away product purchased, and the amount of out-of-season “planned program” products purchased. We believe these changes have confused the Company’s key customers, resulting in a 34.4% comparable sales decline in the Ladies category at CitiTrends. Another major byproduct of these changes has also been a 21.7% decline in average sale price.

Average Selling Prices

CitiTrends	2009	2010	2011	2012	2013	2014	2015	2016E	% Chg.
Average Selling Price (est.)	$10.00	$9.80	$9.66	$8.93	$8.30	$8.16	$8.08	$7.83
% Change	-	(2.0%)	(1.4%)	(7.6%)	(7.0%)	(1.7%)	(1.1%)	(3.0%)	(21.7%)

Source: Bloomberg Finance L.P. Company public filings; Macellum estimates.

Ladies Comparable Store Sales

	2009	2010	2011	2012	2013	2014	2015	2016	Cumulative Chg.
CitiTrends Ladies Comps	-	(5.2%)	(10.4%)	(15.1%)	(12.1%)	2.4%	4.9%	(3.8%)	(34.4%)

Source: Company public filings.

We believe the Company has latched onto a false narrative to explain the Company’s declining results – that female consumers are spending less due to their lack of interest in urban brands. While we understand that female customers are not interested in buying brands that were popular years earlier, we believe female customers want to buy branded clothes and fashion at a value price point and are willing to pay for fashion they want. In addition, we can find no evidence over the past seven years that female apparel spending has fallen. In fact, according to the U.S. Department of Commerce, U.S. women’s retailers’ revenue has increased over 15% since 2009.

U.S Women’s Clothing Retailers Sales

U.S. Trade Data ($MM)	2009	2010	2011	2012	2013	2014	2015	2016	% Change
Women's Clothing Retailers	$36,055	$37,690	$40,048	$41,794	$41,785	$41,678	$41,648	$41,481
% Growth	-	4.5%	6.3%	4.4%	(0.0%)	(0.3%)	(0.1%)	(0.4%)	15.1%

Source: U.S. Department of Commerce.

Finally, the primary customer demographic of the Company has seen their unemployment rate significantly improve from its peak in 2010, which should have created a tailwind for spending at CitiTrends.

African American Unemployment Rate

	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
Unemployment Rate -
Black or African American	8.9%	8.3%	10.1%	14.8%	16.0%	15.8%	13.8%	13.1%	11.4%	9.6%	8.4%

Source: U.S. Bureau of Labor Statistics.

New Merchandise Categories Have Not Been Accretive

While the Company has touted an increase in sales stemming from the introduction of new merchandise categories, we do not believe these sales have been additive. Rather, it appears the Company merely took floor space and merchandise away from one category and added it to another. The results, we fear, is a company that has been diluting what it stands for to the customer. For example, one offering of frying pans does not constitute a home department nor make the Company an authority in the category. While the percentage growth from zero may be enormous, we do not see a meaningful impact on the Company’s overall sales. We worry that changes like this have only served to confuse the customer and distract the Company from delivering on its core promise of off-price brands as well as value priced, non-branded basic and fashion apparel for the whole family.

The Case for Change: Poor Capital Allocation

As noted in the table below, the Company’s return on equity (“ROE”) and return on invested capital (“ROIC”) has declined significantly and underperformed its off-price retailer peers.

Return on Equity and Return on Invested Capital

	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
CTRN
ROE	21.14%	11.09%	11.73%	11.61%	10.80%	(4.99%)	(1.13%)	0.24%	4.38%	7.34%
ROIC	19.30%	9.69%	10.49%	11.32%	10.67%	(5.05%)	(1.15%)	0.21%	4.38%	7.31%

TJX
ROE	34.91%	41.29%	48.31%	44.85%	47.43%	55.47%	55.47%	54.14%	52.16%	53.15%
ROIC	28.30%	31.78%	33.19%	39.36%	36.22%	37.80%	43.36%	39.77%	36.59%	36.40%

ROST
ROE	27.68%	27.76%	31.06%	41.12%	44.56%	46.51%	48.27%	44.37%	43.15%	42.96%
ROIC	22.64%	22.68%	26.04%	35.11%	38.69%	41.49%	44.41%	41.07%	37.50%	35.69%

BURL
ROE							1.02%	0.63%	2.51%	5.78%
ROIC							8.70%	6.28%	11.28%	12.83%

Source: Bloomberg Finance L.P.

We believe the Company’s poor ROE and ROIC stems from the Board’s poor deployment of capital. Below are just a few examples:

•	Low Inventory Turns – The Company’s low inventory turn exemplifies the Company’s weak capital discipline. This is troubling for several reasons. The Company has a significant amount of cash stranded unnecessarily in inventory. Furthermore, we believe slow turn is a leading cause of weak merchandise margin because excess supply of inventory requires additional markdowns to clear merchandise that is not selling. This, in turn, depresses sales and margins. Slow turning merchandise also limits the Company’s ability to provide fresh receipts and newness to its very fashion sensitive customers. The table below demonstrates significantly lower inventory turns over the last ten years when compared to BURL, ROST, and TJX. CitiTrends has also experienced a decline in turns while BURL, ROST, and TJX have seen increases in turns.

Inventory Turns

	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	DELTA
CTRN	3.43x	3.62x	3.77x	3.64x	3.46x	3.50x	3.31x	3.45x	3.53x	3.39x	(0.04x)

TJX	5.34x	5.20x	5.39x	5.81x	6.06x	5.90x	6.21x	6.56x	6.72x	6.37x	1.03x
ROST	4.34x	4.45x	5.20x	6.08x	5.85x	5.63x	5.99x	5.97x	6.04x	6.14x	1.80x
BURL	-	-	-	-	-	4.03x	4.33x	4.36x	4.29x	4.53x	0.50x

Source: Bloomberg Finance L.P.

Adjusted for Occupancy in Costs in Goods Sold.

•	Share Repurchases – We believe apparel retailers need to have a strong balance sheet. However, given CitiTrend’s depressed valuation, we believe the Company should apply its excess cash to accretive share repurchases. The Board’s strategy of waiting until trends are consistently positive, demonstrates to us a lack of confidence in the business and significantly lower returns for stockholders.

•	Systems – We believe making poor capital allocation decisions by spending on projects that do not generate positive returns lacks judgment. We also believe this Board has erred in judgment by not allocating capital where it was badly needed. The Company’s CEO, Mr. Jason T. Mazzola, has said, “CitiTrends’ systems are similar to TJX circa 1996-97.” The lack of systems is often cited by management as a rationale for underperformance and missed opportunities. Systems, particularly planning and allocation, are a critical element of any retailer’s ability to succeed and we do not believe this Board has allocated sufficient capital to upgrading its systems. Even now the Company is slowly building its own solutions rather than quickly installing industry proven technology.

The Case for Change: Poor Corporate Governance and Oversight

Executive Compensation

•	Executive Chairman – We do not believe a company of this size should be paying for effectively two CEOs. Last year Mr. R. Edward Anderson, was compensated $877,000 as Executive Chairman, while the Company’s CEO, Mr. Mazzola was compensated $1.5 million. If the Board believes Mr. Mazzola is the appropriate CEO to take the Company to the next level, then there is no need for paying an Executive Chairman almost $1 million. If Mr. Mazzola is not the right CEO, then we question the Board’s judgment of promoting someone who is not ready for this critical role. A mistake the Board made promoting Mr. R. David Alexander Jr. in 2009 (as further discussed below).

•	Compensation Not Linked to Performance – It is also concerning to us that Mr. Anderson, over the last eleven years as CEO and/or Executive Chairman, has made $11.9 million (not including 2016 compensation which has not been disclosed yet) from the Company, while stockholders have lost approximately 63% in stockholder value over the same period. In his most recent stint as CEO, from January 2012 to April 2015, Mr. Anderson was compensated $5.8 million. While at the same time, Adjusted EBITDA averaged $24 million, down significantly from the $49 million level achieved in 2010. In Mr. Anderson’s last full year as CEO, in 2014, the Company generated Adjusted EBITDA of $31 million. This result was $27 million or 47% below the target set in 2011 for the Company while he served as Chairman. For that outcome, Mr. Anderson received $2.96 million in compensation.

Ineffective Targets

We believe the Board has been erratic in setting financial goals for the purposes of incentive compensation. As shown in the table below, the Board has recently overseen a pattern of missed goals followed the next year by lower targets required to achieve an incentive compensation bonus. We do not believe the Board is setting incentive compensation plans that promote long-term stockholder value. We would also note that the year Mr. Anderson made $2.96 million, the compensation target was just 11%.

Incentive Compensation – Company EBITDA Targets

	Incentive Compensation	YoY Growth	Actual	YoY Growth
	EBITDA Targets ($MM)	Targets	EBITDA $	Target vs . Actual Prior Year
2015	$39	63%	$43	24%
2014	$24	(1%)	$31	11%
2013	$24	(13%)	$22	19%
2012	$28	(53%)	$20	105%
2011	$59	4%	$13	19%
2010	$57	26%	$49	19%
2009	$45	16%	$48	15%

Source: Bloomberg Finance L.P.; SEC public filings

Reactive vs. Proactive Board

Similar to the promoting of Mr. Mazzola as CEO, Mr. Alexander was promoted to CEO from within the Company on April 5, 2009. Mr. Alexander lacked merchandising experience at the time he was promoted. The results were disastrous. Over the three years he was CEO, Adjusted EBITDA declined 71% from $45.8 million (trailing twelve months prior to his promotion to CEO) to $13.5 million in 2011. This illustrates the Board’s poor judgment on two accounts. First, appointing a CEO that was not appropriately suited to lead the Company and second, waiting three years to act as Mr. Alexander implemented initiatives that resulted in a significant deterioration in results. Furthermore, the fact that Mr. Alexander was hired just four months earlier as President and Chief Operating Officer, before being promoted to CEO, as Mr. Anderson abruptly retired, calls into question their lack of succession planning process.

Lack of Relevant Skill-Set and Staleness on the Board

We believe the Board lacks the requisite backgrounds and skills to appropriately add value to management. We further believe that a board lacking in resident knowledge has significant difficulty probing deep enough into the business to understand the root causes of underperformance. In our view, the Board is particularly finance heavy and appears to lack members with specialty retail, merchandising and close-out experience. We also note that the Board’s Chairman, Mr. Anderson, brings only one perspective to the Board. He serves on no other public boards and his professional experience is only informed by his 15 years at the Company. It is hard to believe in this period of retail upheaval that a Chairman, with no other professional experiences, can bring meaningful, fresh perspective during these difficult times.

In addition, four independent Directors have an average tenure of over 9 years (excluding Barbara Levy who was added to the Board in August 2016 and previously worked with the Company’s CEO, Mr. Mazzola, at Ideeli Inc.). Despite this long tenure, they have acquired only a minimal amount of Company stock. We believe such long-tenure and their personal relationships compromise the Directors’ independence and therefore hinder their ability to provide effective oversight. In addition, the independent Directors’ lack of meaningful ownership in the Company suggests a lack of alignment of interests with other stockholders who have invested their own capital in the Company’s stock.

Not Stockholder Friendly

The Board has received an Institutional Shareholder Services (ISS) Ranking of 8 out of 10 (10 being the worst) for governance risk in the Shareholder Rights category for the last three years consecutively.

Based on the Company’s governance charter, independent Directors (who only own 0.6% of total shares outstanding), are only expected to attain stock ownership with a fair market value equal to 2x the annual base cash retainer paid to Directors. ISS recommends that the standard stock ownership ratio be at least three or four times and that robust governance ownership be at five times or more.

Conclusion

With proper guidance and oversight we believe there is a significant opportunity to create value for all CitiTrends stockholders. With initiatives to address the many issues highlighted above we believe the Company could recover lost sales productivity and margins while generating material cash flow from inventory optimization. Moreover, with consistency, we believe the Company could be accorded a valuation closer to its peers and could realize an even higher valuation considering their size and potential for growth. Under that scenario, we believe the stock could more than double in the next couple of years.

While we were pleased with same-store sales gains in the fourth quarter of 2016, given the Company’s history of volatility, we do not believe now is the time for complacency as positive results have historically dissipated quickly at the Company. We do not believe the current Board has demonstrated an ability to act quickly and critically despite the Company’s prolonged underperformance. Accordingly, we believe the Board should be refreshed with new, independent directors who are better aligned with stockholders, have the appropriate background and skills, and will diligently explore all options to create stockholder value, including, but not limited to, operational improvements, accelerated store growth, stock repurchases, and exploring all other strategic alternatives in the face of failing to achieve targets.

Sincerely,

/s/ Jonathan Duskin

Jonathan Duskin

Macellum Advisors GP, LLC

Nominee Biographies

We have nominated four highly qualified individuals with considerable credibility, decades of valuable and relevant business and financial experience, and a commitment to stockholder’s interests that we believe will allow them to make informed decisions to explore and identify opportunities to unlock value at CitiTrends. Our nominees are:

Jonathan Duskin, age 49, is the Chief Executive Officer of Macellum Capital Management, LLC, which operates a New York-based pooled investment fund. Mr. Duskin previously served as a Managing Director and Partner at Prentice Capital Management, LP, an investment management firm, as a Managing Director at S.A.C. Capital Associates LLC, a New York-based hedge fund, and as a Managing Director, the Head of Product Management and Chairman of the Investment Policy Committee within the Research Department at Lehman Brothers Inc. Mr. Duskin currently serves on the board of directors of Christopher & Banks Corporation. Mr. Duskin previously served on the boards of directors of The Wet Seal, Inc., Whitehall Jewelers, Inc. and Furniture.com Inc. We believe Mr. Duskin will bring considerable business, financial and retail expertise to the Board.

Dyan Jozwick, age 59, has over 25 years of direct retail and wholesale industry experience. Ms. Jozwick previously served as a Strategic Consultant and the President and Chief Merchandising Officer of Kitson, an upmarket department store chain, where she improved comp sales from -30% to positive single digits within 14 weeks. Ms. Jozwick also served as Executive Vice President, Ladies Apparel, at National Stores Inc., an off-price retail apparel and houseware store. She developed active brands for Missy and Juniors that drove triple digit increases, selling over 35,000 units per week. As President of dELiA*s, Inc., a direct marketing and retail company composed of two lifestyle brands she implemented an omnichannel strategy that delivered 6 consecutive quarters of positive comp sales and increased gross margin, reducing the company’s negative EBITDA by more than half. As Vice President and General Merchandise Manager of the ladies and junior apparel divisions of Sears stores for Sears Holdings Inc. within a few months, she drove the Junior business to consistent double digit comp sales/margin growth. As Executive Vice President and Chief Merchandising Officer of Bebe Stores, Inc. she re-engineered the design and production process and calendar to enable speed to market and update the assortments. As Chief Merchandising Officer of The Wet Seal, LLC, Ms. Jozwick drove positive comp sales for two consecutive years and increased operating income +47%. As Senior Vice President and General Merchandise Manager of Junior’s, Tween’s, Children’s, Dresses, Suits and Coats at Robinsons-May, a chain of department stores she consistently ran the #1 business in the MAY corporation across areas. We believe Ms. Jozwick’s extensive knowledge and executive level experience in the retail and wholesale industry, particularly in the close-out and fast fashion segments of retail, will make her a valuable addition to the Board.

Lana Cain Krauter, age 65, currently serves on the board of directors of Simparel Inc., a software company serving both the retail and supply sector, and as a Consultant and independent board director of TLB Holdings, a holding company that through its subsidiaries, manufactures women's apparel. Previously, Ms. Krauter acted in several roles including Consultant/Chief Merchandising Officer and independent board director of Gabriel Brothers, Inc., a discount and off-price department store. She also served as the President of Apparel at Sears, as the President and Chief Merchandising Officer at Bealls Florida Department Stores, Inc., a department store, as Executive Vice President at JC Penney Company, as President and Chief Merchandising Officer at Goody's Family Clothing Inc., and held various executive positions at Sears Merchandise Group. We believe Ms. Krauter’s over 30 years of experience in the retail, department store, and off-price markets combined with expertise in successfully leading turnarounds and business transformations in omni-channel national and regional companies, will make her a valuable asset to the Company and the Board.

Paul Metcalf, age 56, is currently the owner and principal of BEL Retail Advisors, a business consulting firm that specializes in retail development and strategy. Previously, Mr. Metcalf served as the Chief Merchandising Officer and Executive Vice President of Burlington Stores, Inc., where EBITDA expanded from $311 million to $445mm during his tenure. Moreover, the market capitalization increased from its IPO price at $1.25 billion to over $3.8 billion. He also served in several executive positions at TJX Companies, Inc., including Senior Vice President, Chief Merchandising Officer - Women’s Apparel and the General Merchandise Manager, Men’s Apparel. Mr. Metcalf also worked in various merchandising positions within The May Department Stores Company and served on the board of directors of Gabriel Brothers, Inc., a discount and off-price department store. We believe Mr. Metcalf’s expertise in retail, particularly his successful tenure as Chief Merchandising Officer at Burlington Stores and executive experience in the discount apparel market will make him a valuable asset to the Board.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Macellum Advisors GP, LLC, together with the other participants named herein (collectively, “Macellum”), intends to file a preliminary proxy statement and accompanying White proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2017 annual meeting of stockholders of Citi Trends, Inc., a Delaware corporation (the “Company”).

MACELLUM STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The “Participants” in the proxy solicitation are Macellum SPV III, LP, a Delaware limited partnership (“Macellum SPV”), Macellum Capital Management, LLC, a Delaware limited liability company (“Macellum Capital”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”), Macellum Management, LP, a Delaware limited partnership (“Macellum Management”), MCM Management, LLC, a Delaware limited liability company (“MCM Management”), MCM Managers, LLC, a Delaware limited liability company (“MCM Managers”), Jonathan Duskin, Dyan Jozwick, Lana Cain Krauter and Paul Metcalf.

As of the date hereof, Macellum GP and its affiliates beneficially own, in the aggregate, 584,600 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), including 53,500 shares of Common Stock underlying certain call options. As of the date hereof, Macellum SPV directly owns 581,060 shares of Common Stock, including 53,500 shares of Common Stock underlying certain call options. Macellum GP, as the general partner of Macellum SPV, may be deemed to beneficially own the 581,060 shares of Common Stock beneficially owned directly by Macellum SPV. Macellum Management, as the investment manager of Macellum SPV, may be deemed to beneficially own the 581,060 shares of Common Stock beneficially owned directly by Macellum SPV. As of the date hereof, Macellum Capital directly owns 3,540 shares of Common Stock. MCM Managers, as the managing member of Macellum Capital, may be deemed to beneficially own the 3,540 shares of Common Stock beneficially owned directly by Macellum Capital. MCM Management, as the managing member of MCM Managers, which serves as the managing member of Macellum Capital, may be deemed to beneficially own the 3,540 shares of Common Stock beneficially owned directly by Macellum Capital. Mr. Duskin as the sole member of Macellum GP and the managing member of MCM Management, may be deemed to beneficially own the 581,060 shares of Common Stock beneficially owned directly by Macellum SPV and the 3,540 shares of Common Stock beneficially owned directly by Macellum Capital. As of the date hereof, none of Mmes. Jozwick and Krauter or Mr. Metcalf beneficially owns any shares of the Common Stock.

Investor Contact:

Jonathan Duskin

Macellum Capital Management, LLC

(212)-956-3008

Jduskin@macellumcap.com

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311 or (888) 368-0379

Info@saratogaproxy.com